EXHIBIT 10(j)


                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT, effective as of this 19th day of November, 1998, is entered into by and between John Diaz d/b/a Vidatel Communications, an individual residing in Houston, Texas (referred to as "Seller"); and ClearWorks Technologies, Inc., a Delaware corporation (the "Buyer"). Seller and Buyer are sometimes herein referred to collectively as the "Parties" and singularly as a "Party".

       WHEREAS, Buyer and Seller have determined that it is in their best interests for Seller to sell all of its assets to Buyer upon the terms and subject to the conditions set forth in this Agreement; and

       WHEREAS, the Board of Directors of Buyer and Seller has each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement. NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1. ASSETS SOLD AND PURCHASED. Subject to the terms and conditions hereof, Seller hereby sells, assigns, conveys and transfers to Buyer good and marketable title in all Seller's assets (herein called "Assets") and more particularly described in Exhibit "A" attached hereto and made a part hereof, and Buyer hereby accepts from Seller the following:

      a. The right, title and interest of Seller in and to the use of certain tradenames, trademarks, patents, copyrights, logos and other intellectual and proprietary rights associated with the Business, including but not limited to the use of such items as listed on Exhibit A, which is attached hereto and incorporated herein for all purposes;
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      b. The tangible assets, including but not limited to equipment, software and inventory utilized by Seller in the Business, which are listed on Exhibit "A" attached hereto.

      c. ASSIGNMENT OF CUSTOMER ORDERS. In further consideration of the Purchase Price, on the Closing Date, Seller shall execute and deliver an Assignment of all regularly scheduled maintenance customers (the "Assignment") in the form of Exhibit "B" hereto, transferring, assignment and conveying unto Buyer the right to service all future Orders now held by Seller for such repetitive customers on the Closing Date, as well as all those customers which Buyer may receive in the future from its Customers, it being the intent of the parties for Seller to close its business at 9:00 a.m. on November 19th, 1998. Attached hereto as Exhibit "C" is a list of all customers to be assigned to Buyer.

2. NO ASSUMPTION OF ACCOUNTS PAYABLE AT THE CLOSING BY BUYER. Seller shall pay its ordinary course of business the Accounts Payable Schedule of Vendors as reflected and set forth in Exhibit D, attached hereto and incorporated by reference for all purposes. BUYER DOES NOT ASSUME ANY LIABILITY OR OBLIGATION OF SELLER. SELLER SHALL INDEMNIFY BUYER FOR ANY FAILURE TO PAY SUCH ACCOUNTS PAYABLE TIMELY.

3. ASSETS TO BE TRANSFERRED SUBJECT TO NO ENCUMBRANCES. Seller conveys to Buyer the title to all of Seller's Assets free and clear of all liens, claims, encumbrances, other reservations whatsoever pursuant to assignments and bills of sale between Buyer and the Seller.

4. PURCHASE PRICE. The purchase price of the assets is $150,000.00 which shall be payable through a stock transaction as follows:

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         (1) Buyer shall deliver at Closing Buyer Common Stock subject to SEC
         144 restrictions having an aggregate value equal to the value of Seller's assets. (collectively referred to as the "Purchase Price"). The number of shares received by Seller will be determined by taking the value of Seller's assets, which have been represented to be $150,000.00 and dividing that amount by Buyer Common Stock valued at the then current trading market price per share as of 5:00 p.m. CDST one (1) day prior to Closing; PROVIDED, HOWEVER, that Seller's assets equal $150,000.00. The number of shares received by Seller will be reduced appropriately if such representation of known assets is incorrect.

         (a) INVESTMENT INTENT. Seller is acquiring the shares to be exchanged and delivered to them under this Agreement for investment and not with a view to the sale or distribution thereof, and the Seller has no commitment or present intention to sell or otherwise dispose of the Buyer Common Stock. The Seller shall execute and deliver to Buyer on the Closing a Subscription Agreement and Shareholder Agreement attached hereto as Exhibit "E" and "F", respectively, attached hereto and incorporated herein by reference for all purpose, acknowledging the "unregistered" and "restricted" nature of the shares of Buyer being received under the Agreement in exchange for the Assets.

         (b)Seller acknowledges that they have been delivered copies of what has been represented to be documentation containing all material information respecting Buyer and its present and contemplated business operations, potential acquisitions, management and other factors; that they have had a reasonable opportunity to

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            review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Buyer; and with the legal and accounting firms of same; with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

         (2)Buyer shall enter into an Employee Agreement with John Diaz, substantially in accordance with the terms contained within Exhibit G.

   5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

      a. Seller has good, marketable, and insurable title to the Assets, full legal authority and power to sell, transfer and assign the Assets to Buyer, free and clear of all claims, liens and encumbrances of any nature whatsoever.

      b. No event of default has occurred, and no event has occurred which, with the giving of notice or the passage of time or both, would become an event of default, that has not been disclosed and that will not be remedied by Seller.

      c. There are no outstanding payments due on any of the Assets.

      d. The Assets include most of Seller's physical assets employed in the operation of the Business.

      e. The Asset scheduled on Exhibit "A" is in good working order and repair.

      f. Seller does not have any commitments to past or present employees for expenses, profit sharing, compensation, health care benefits, pension benefits, employment contracts, etc.

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      g. Seller does not have any collective bargaining agreements, nor any pension, profit sharing or other benefit plans applicable to any of the employees associates with the Business.

      h. Seller is not (and by the performance of this Agreement will not be) in breach of any term or provision of, in default under, any material contract or agreement to which Seller is party or to which it may be subject, except that prior consents may be required for the assignment of certain equipment leases to Buyer.

      i. There are no threatened actions, suits, claims or proceedings pending or known, at law or in equity, or before any federal state or municipal or any other government agency against Seller, the resolution of which would materially adversely affect the Business of the Assets or the rights or ability of Seller to carry on its business substantially as it is now conducted that has not heretofore been disclosed by Seller.

      j. All material contracts, indentures, leases and other agreements, oral or written, imposing any obligation in excess of $250.00 on Seller which are related to the Assets or to which any of the Assets are subject, are disclosed in this Agreement or in the exhibits hereto.

      k. Seller is in compliance with all contractual obligations concerning the Assets.

      l. Seller has in the past and presently complies with all applicable laws, ordinances, permits, licenses and regulations of every kind whatsoever, whether federal, state or local in nature, relating to the Assets of the Business.

      m. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Seller have been duly and effectively authorized by all necessary company action as the case may be, have been duly executed and delivered

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         by Seller and constitute a valid and binding obligation of Seller in accordance with the terms hereof and thereof.

      n. Seller has filed all tax reports and returns, which are required to be filed and has paid all taxes as shown on said returns and all assessments received by them to the extent that such taxes become due. There are no federal, state, local or foreign tax liens upon any of the Assets. There are no potential tax deficiencies on the part of the Sellers relating to any tax year which may arise from issues which have been raised or which would reasonably be expected by Seller to be raised by the Internal Revenue Service or any other taxing authority and which might reasonable by expected to have a material adverse effect on the Assets.

      o. The schedule of Assets (Exhibit A) delivered by Seller at Closing are substantially true and correct in all respects.

      p. Seller has provided to Buyer prior to Closing, unaudited monthly revenue statements of the business which Buyer and/or Buyer's representative has reviewed prior to the execution of this Agreement. Buyer relies upon the unaudited monthly revenue statements supplied as a material inducement to consummate this contract and the obligations thereunder. Seller has disclosed the accounting problems and discrepancies that have occurred in the operations of the business, and Buyer has been made aware of such problems. As such, Seller represents, warrants and affirms that the unaudited monthly revenue statements are true and correct the best of Sellers knowledge and belief.

      q. INVENTORIES. All Inventories of Seller reflected in the Seller Balance Sheet, are of a quality and quantity usable and salable in the ordinary course of business. Items

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         included in such Inventories are carried on the books of the Seller, and are valued on the Seller Balance Sheet, at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item basis, after appropriate deduction for costs of completion, marketing costs, and allocation of overhead.

      r. ENVIRONMENTAL MATTERS. Without in any manner limiting any other representations and warranties set forth in this Agreement:

      (1)neither Sellers, nor any real property or facility presently or to Sellers' knowledge, formerly owned, leased, used, maintained or operated by Seller, ("Seller Site"), nor any of the other assets of Seller is in violation of, or has violated, or has been or is in non-compliance with, in any material respect, any Environmental Laws in connection with the ownership, use, maintenance or operation of, or conduct of business related to, Seller, any of the Seller Sites or any of the other assets of Seller, any of the Seller Sites or any of the other assets of Seller, and

      (2)without in any manner limiting the generality of (1) above:

         (i) except in accordance with Environmental Laws (including, without limitation, the obtaining of necessary Permits), no Materials of Environmental Concern (as defined below) have been used, generated, manufactured, stored or treated, or disposed of, landfilled or in any other way Released (and no Release is threatened), on, under or about any Seller Corporation Site or transported to or from the Seller Corporation Site and to the knowledge of any Seller, no Materials or Environmental Concern have been generated, manufactured, stored or treated or disposed of, landfilled or in any other way Released (and

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            to Release is threatened), on, under, about or from any property adjacent to any Seller Corporation Site.

         (ii) To Seller's knowledge, Seller is not now, and it will not be in the future, as a result of the operation or condition of its business or assets prior to or at Closing, subject to any (1) contingent liability in connection with any Release or threatened Release of any Materials of Environmental Concern into the environmental whether on or off a Seller Corporation Site or (2) reclamation or remediation requirements under Environmental Laws, or any reporting requirements related thereto.

         (iii) To Sellers' knowledge, Seller has not been named as a potentially responsible party under, and none of the Seller Sites has been nominated or identified as a facility which is subject to an existing or potential claim under, CERCLA or comparable Environmental Laws (as defined below), and none of the Seller Sites is subject to any Lien arising under Environmental Laws.

         (iv) Seller has all environmental and pollution control equipment necessary for compliance in all material respects with all Environmental Laws (including, without limitation, all applicable Permits) and operation of Seller's business as it is presently conducted,

         (v) no Materials of Environmental Concern have been incorporated into any of the Assets,

         (vi) none of the off-site locations where Materials of Environmental Concern from any Seller Site or form any of the assets of Seller have been stored, treated, recycled, disposed of or Released has been nominated or identified as a

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            facility which is subject to an existing or potential claim under
            CERCLA or comparable Environmental Laws.

         (vii) no Seller has received any notices of any Release or threatened Releases of Materials or Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws, relating to the ownership use, maintenance, operation of, or conduct of business related to, any Seller Site or assets of Seller, nor is there any basis for any of the foregoing,

         (viii) there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings, or investigations pending or, to the knowledge of Sellers, threatened, relating to the ownership, lease, use, maintenance, operation of, or conduct of business related to, any Seller Site or assets of Seller, nor is there any basis for any of the foregoing, and

         (ix) there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which Seller has agreed to, assumed or retained, by contract or otherwise.

As used in this Agreement, (I) "Materials of Environmental Concern" shall mean any solid or hazardous waste, hazardous substance, pollutant, contaminant oil, petroleum product, commercial product or other substance (x) which is listed, regulated or designated as toxic or hazardous (or words of similar meaning or regulatory effect), or with respect to which remedial obligation may be imposed, under any Environmental Laws or (y) exposure to which may pose a health or safety hazard, and (ii) "Environmental Laws" means any applicable federal, state, or local laws, rules, or regulations, common law or strict liability provisions, and any judicial or

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administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters.

s. EXCLUDED ASSETS. None of Seller's assets not conveyed as part of the Assets will be needed in the continuing operation of the Business following the Effective Time of Closing.

t. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller, nor any employee or agent of Seller, nor any other Person acting on its behalf, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of Seller (or to assist Seller in connection with any actual or proposed transaction) which (1) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a Material Adverse Effect on the assets, business or operation of Seller as reflected in the Financial Statements, or (3) if not continued in the future, might materially adversely effect the assets, business operations or prospects of Seller or which might subject Seller to suit or penalty in a private or governmental litigation or proceeding.

u. CUSTOMERS LIST. The Customers List information delivered to Buyer at Closing sets forth a true and correct list of the regularly scheduled maintenance customers of Seller as of the Closing Date, and shows the approximate total sales to each such customer during the indicated accounting periods. There has not been any material adverse change in the business relationship of Seller with any customer so named.

6. REPRESENTATIONS WARRANTIES OF BUYER. Buyer represents and warrants as follows:

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      a. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the corporate power, rights, and authority to enter this Agreement and to perform its obligations under this Agreement; and

      b. the execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Buyer have been duly and effectively authorized by all necessary corporate action and have been duly executed and delivered by Buyer and are valid, binding obligations of Buyer enforceable in accordance with the terms hereof.

7. EMPLOYEES AND OBLIGATIONS RELATING THERETO. Seller will terminate, effective as of the Closing Date, the employment of all personnel employed by Seller in connection with the Business (herein Employees"). Seller shall be responsible for and shall pay, when due, any and all compensation due such terminated Employees through the Closing Date. Buyer intends that certain Employees continue to be employed in the Business after the Closing Date but shall have no obligation to provide employment to such Employees. Any Employment in the Business continued after the Closing Date shall be on such terms and conditions as may be specified by Buyer exclusively. Seller will assist Buyer to encourage such employees to remain employed in the Business.

8. Indemnity.
      a. Indemnity.

            (1)Seller agrees to indemnify and hold Buyer and Buyer's officers, directors, shareholders, affiliates, employees and agents ("Buyer Indemnitees") harmless from any and all damages, losses, which shall include any diminution in value, shortages, liabilities (joint or several), payments, obligations, penalties,

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               claims, litigation, demands, defenses, judgments, suits,
               proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of:

            (a)any breach of or inaccuracy in any representation or warranty of
               Sellers contained in Section 5 or in any Operative Document;

            (b)any breach or non-performance, partial or total, by Seller of any covenant or agreement of Seller (or any affiliate or subsidiary thereof) contained in this Agreement or in any Operative Documents;

            (c)any actual or threatened violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring prior to the Effective Time of Closing relating in any way to the assets or the business of Seller (including without limitation the ownership, operation or use of the Assets and the conduct of the business of Seller prior to the Effective Time of Closing; the presence of any underground storage tanks or any Materials of Environmental Laws on, in, under or effecting all or any portion of Seller's properties or any surrounding areas, and any Release or threatened Release with respect to such Materials of Environmental Concern; and the storage, disposal or treatment, or transportation for storage, disposal or treatment, of Materials of Environmental Concern; but excluding any

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               violation of or non-compliance with, or remedial obligation arising under, any Environmental Laws that is attributable solely to a change by Buyer in the structure, use of condition of any of the Assets after the Effective time of Closing);

            (d)the ownership, management or use of the Assets prior to the
               Effective Time of Closing; the conduct of the Business prior to the Effective Time of Closing; all contracts, agreements, obligations, commitments and liabilities of Seller of every kind and character relating in any way to the Assets or the business of Seller other than the Assumed Obligations;

            (e)Seller's noncompliance with the bulk transfer provisions of the
               Uniform Commercial Code (or any similar law) in connection with the sale and transfer of the Assets and the Business to Buyer; and, all pension, retirement, bonuses, severance pay, salaries and all other compensation and benefits of whatsoever nature (including all liabilities to any Person under ERISA and all liabilities to any Governmental Body) attributable to service or to or employment by Seller Corporation prior to the Effective Time of Closing; and

            (f)any losses or costs of defending against any claims which may be made against Buyer by and Person claiming violation or any local, state, or federal laws relating to the employment relationship, including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of Taxes, where such claims arise out of circumstances occurring prior to the Closing Date.

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            Notwithstanding any provision to the contrary in this Agreement
            Seller shall have no liability to Buyer hereunder to the extent that the existence of such liability, breach, or falsity of the representation upon which such liability would be based is disclosed in any of the contracts, certificates and documents referred to in this Agreement or the Exhibits attached hereto prior to Closing.

      (2) Seller shall retain liability, and shall indemnify Buyer, for the payment of any tax liabilities with respect to the Assets and the conduct of the Business during all periods ending as of or prior to the Effective Time of Closing and the transactions contemplated by this Agreement other than the liabilities expressly assumed by Buyer.

      b. Notice, and participation

      If a claim by a third party is made against a party indemnified pursuant to this Section 8 ("Indemnitee"), and if such Indemnitee intends to seek indemnity with respect thereto under this Section, the Indemnitee shall promptly, and in any event within 60 days, after the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement ("Claim"), notify the party or parties from whom indemnification is sought ("Indemnitor") of such Claim. In the event of any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor, provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim and provided

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      further that failure to give such notice shall not preclude Indemnitee making any Claim thereon if the failure or delay in giving such notice did not prejudice Indemnitee. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to permit Indemnitor's management of same with regard to the amount of Damages payable by the Indemnitor hereunder. Neither Buyer nor any Seller shall be entitled to settle any Claim without prior written consent of the other, which consent shall not unreasonably be withheld.

      c. INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE. The Indemnification provided in this Section shall be applicable whether or not negligence of the Indemnitee is alleged or proven.

      d. REIMBURSEMENT. In the event that the Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

      e. OFFSET. Buyer Indemnitee shall have the right to offset any amounts for which it is entitled to indemnification under this Section against any amounts payable by any Buyer.

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9. PRORATION OF PERSONAL PROPERTY TAXES. Seller shall pay any and all personal property taxes through the Closing Date. Buyer shall timely render the property for taxation purposes. Personal property taxes shall be prorated through the date of Closing. Seller shall reimburse Buyer for that portion of the year during which Seller owned said property until the date this transaction shall close.

10.EFFECT AND SURVIVAL OF WARRANTIES AND REPRESENTATIONS. The representations and warranties contained herein shall be substantially true and correct on and as of the Closing Date, with the same effect as if made on the Closing Date. The warranties, representations, covenants, and agreements contained in this Agreements shall survive the closing of the transaction contemplated by this Agreement.

11.SPECIFIC PERFORMANCE. Each of the Parties hereby agree that the transaction contemplated by this Agreement are unique and that any such Party shall have, in addition to any other legal or equitable remedy available, the right to enforce this Agreement by decree of specific performance.

12.SUCCESSORS. This Agreement shall be binding upon and shall insure to the benefit of the successors and assigns of each Party hereto. However, this Agreement may not be assigned to any other person without the prior written consent of the Other Party.

13.WAIVERS AND MODIFICATIONS. No waivers shall be deemed to be made by any Party hereto of any of its rights hereunder unless the waiver shall be in writing. This Agreement shall not be changed or modified in any respect except in writings and signed by the Parties hereto.

14.ENTIRE UNDERSTANDING. This Agreement together with its Exhibits, Assignment,
   Shareholders Agreement, Employment Agreement, and Subscription Agreement executed among the parties and delivered at Closing, sets forth the entire agreement and understanding among the

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   Parties hereto as of the date hereof with respect to the transaction contemplated hereby. This Agreement supersedes all prior terms, conditions, warranties or representations other than those contained herein.

15.CAPTIONS. All captions are inserted for convenience and shall not be utilized in construing this Agreement.

16.NOTICES. All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

      if to SELLER, to it at:

      John Diaz d/b/a Vidatel Communications
      P.O. Box 691883
      Houston, Texas 77269
      Fax: 281-894-2517

      if to BUYER to it at:

      ClearWorks Technologies, Inc.
      509 N. Belt, Suite 140
      Houston, Texas 77060
      Attn.:  Michael McClere, CEO

      Fax (281) 999-5855

17. FURTHER ASSURANCES. Seller will at any time, upon the request of Buyer, execute acknowledge and deliver and/or cause to be executed acknowledged and delivered to Buyer all further bills of sale, assignments, transfers or conveyances as may be reasonably required for selling, assigning and transferring the Assets to Buyer.

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18.   COUNTERPARTS. This Agreement may be executed in several counterpart each of which is an original. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, and the Parties specifically stipulate that venue shall be Houston, Harris County, Texas. At Buyer's option, any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be submitted for final, binding arbitration to be conducted in Houston, Texas in accordance with the Rules of American Arbitration Association. Judgment upon award may be entered in any court having jurisdiction.

20. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any personal or circumstance shall, to any extent, be invalid or enforceable there shall be deemed to be made such immaterial changes as are necessary to make it valid and enforceable. The remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Each term and provision of this Agreement shall be valid and shall be enforced to the fullest permitted by law.

21. BULK SALES COMPLIANCE. Seller will deliver to Buyer at closing a sworn list of all Creditors. By reason of this list the parties agree that notice to creditors under the Bulk Sales Act will not be required and need not be given except with respect to any creditors named on the list.

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22.   CLOSING DATE. Closing of this transaction shall occur on November 16, 1998 at 3:00 o'clock p.m. at the offices of ClearWorks Technologies, Inc., 505
      N. Belt, Suite 140, Houston, Texas or at such other time and place and on such other date as Buyer and Seller shall agree.

            IN WITNESS WHEREOF, Buyer and Seller have caused this agreement to be signed by their respective officers hereunto duly authorized, all as of the date herein listed below.

                                    CLEARWORKS TECHNOLOGIES, INC.

                                    By:/s/MICHAEL T. MCCLERE, CEO
                                       Name: Michael T. McClere
                                       Title: CEO
                                       Date: 11/19/98

                                    JOHN DIAZ DBA VIDATEL COMMUNICATIONS

                                    By:/s/JOHN A. DIAZ
                                       Name: John A. Diaz
                                       Title: Owner Operator
                                       Date: 11/19/98

                                    SPOUSE OF JOHN DIAZ

                                    By:/s/SHEILA S. DIAZ
                                       Name: Sheila S. Diaz
                                       Title:
                                       Date: 11/19/98

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